Exhibit 1.1

EXECUTION VERSION

Anthem, Inc.

23,500,000 Corporate Units

UNDERWRITING AGREEMENT

Dated: May 6, 2015

i

EXHIBITS

Exhibit A	–	Underwriters
Exhibit B	–	Pricing Term Sheet
Exhibit C	–	Form of Opinion of Faegre Baker Daniels LLP and Thomas C. Zielinski, Esq.
Exhibit D	–	Form of Opinion of Hogan Lovells US LLP
Exhibit E	–	Issuer Free Writing Prospectuses

ii

Anthem, Inc.

23,500,000 Corporate Units

UNDERWRITING AGREEMENT

May 6, 2015

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

One Bryant Park

New York, New York 10036

As Representative of the several Underwriters

Ladies and Gentlemen:

Anthem, Inc., an Indiana corporation (the “Company”), confirms its agreement with Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and each of the other Underwriters named in Exhibit A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Credit Suisse and Merrill Lynch are acting as representatives (each of Credit Suisse and Merrill Lynch, in such capacity, a “Representative” and, collectively the “Representatives”), with respect to the issue and sale by the Company of a total of 23,500,000 Corporate Units (as defined herein) (the “Initial Securities”), certain terms of which are set forth on Exhibit B, and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of Initial Securities set forth in said Exhibit A hereto, and with respect to the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 1,500,000 additional Corporate Units to cover over-allotments, if any (the “Option Securities” and, collectively with the Initial Securities, the “Securities”). Certain terms used in this Underwriting Agreement (this “Agreement”) are defined in Section 16 hereof.

Each Corporate Unit will initially consist of (a) a 1/20th, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 1.90% Remarketable Subordinated Notes due 2028 (the “Notes”) and (b) a stock purchase contract (a “Purchase Contract”) issued by the Company pursuant to which the holder of such Purchase Contract will purchase from the Company on May 1, 2018, subject to earlier termination or settlement, for an amount in cash equal to the stated amount per Security of $50.00 (the “Stated Amount”), a number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), as set forth in the Purchase Contract and Pledge Agreement (as defined below). The Notes will be issued pursuant to an Indenture (the “Base Indenture”), as amended by a

Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each dated as of the Closing Date referred to in Section 2(c) hereof, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In accordance with the terms of a Purchase Contract and Pledge Agreement (the “Purchase Contract and Pledge Agreement”), dated as of the Closing Date, to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent (the “Purchase Contract Agent”), attorney-in-fact for the holders of the Equity Units, collateral agent (the “Collateral Agent”), custodial agent (the “Custodial Agent”) and securities intermediary (the “Securities Intermediary”), a holder of the Corporate Units will initially pledge its ownership interest in the Notes to secure such holder’s obligation to purchase shares of the Common Stock under the Purchase Contracts. The Purchase Contracts will be issued pursuant to the Purchase Contract and Pledge Agreement. The Purchase Contracts together with the related Notes are herein referred to as “Corporate Units.” A holder of Corporate Units, at its option, may elect to create “Treasury Units” by substituting pledged U.S. Treasury securities for any pledged ownership interests in the Notes. Unless otherwise indicated, the term “Equity Units” includes both Corporate Units and Treasury Units.

Pursuant to a Remarketing Agreement, to be entered into by the Company, the Purchase Contract Agent, as the purchase contract agent and attorney-in-fact for the holders of the Equity Units, and the remarketing agent(s) named therein (the “Remarketing Agents”) in such form and dated as of such date as to be determined by the parties thereto (the “Remarketing Agreement”), the Notes will be remarketed, subject to certain terms and conditions. The Purchase Contract and Pledge Agreement, the Indenture and the Remarketing Agreement are each herein referred to as a “Units Agreement” and are herein collectively referred to as the “Units Agreements.”

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

The Company has prepared and previously delivered to you a preliminary prospectus supplement dated May 5, 2015 relating to the Securities and a related prospectus dated April 29, 2015 (the “Base Prospectus”). Such preliminary prospectus supplement and Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”), are hereinafter called, collectively, the “Pre-Pricing Prospectus.” Promptly after the execution and delivery of this Agreement, the Company will prepare and file with the Securities and Exchange Commission (the “Commission”) a prospectus supplement dated May 6, 2015 (the “Prospectus Supplement”) and will file the Prospectus Supplement and the Base Prospectus with the Commission, all in accordance with the provisions of Rule 430B and Rule 424(b), and the Company has previously advised you of all information (financial and other) that will be set forth therein. The Prospectus Supplement and the Base Prospectus, in the form first furnished to the Underwriters for use in connection with the offering of the Securities (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are herein called, collectively, the “Prospectus.” All references in this Agreement to the Registration Statement, any preliminary prospectus, the Prospectus, any Issuer Free Writing Prospectus, or any amendments or supplements to any of the foregoing, shall include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, prior to the Applicable Time; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is or is deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, after the Applicable Time.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to the Representatives and each Underwriter as of the date hereof and as of the Applicable Time (in each case, a “Representation Date”), as follows:

(1) Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the 1933 Act. The Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement and any post-effective amendments thereto (including the filing of the Company’s most recent Annual Report on Form 10-K with the Commission) became effective and at each Representation Date, the Registration Statement and any amendments thereto complied and will comply in all material respects with the requirements of the 1933 Act and the rules and regulations of the Commission thereunder (the “1933 Act Regulations”) and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the date of the Prospectus, and at the Closing Date or the applicable Option Closing Date, as the case may be, neither the Prospectus nor any amendments or supplements thereto included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to (i) that part of the Registration Statement which constitutes the Statement of Eligibility and Qualification on Form T-1 of the Trustee under the Trust Indenture Act of 1939, as amended (the “1939 Act”) and (ii) statements in or omissions from the Registration Statement or any post-effective amendment or the Prospectus or any amendments or supplements thereto, made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use therein.

Each preliminary prospectus and prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act, complied when so filed in all material respects with the 1933 Act Regulations and the Preliminary Prospectus and the Prospectus delivered to the Underwriters for use in connection with the offering of Securities will, at the time of such delivery, be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(2) Disclosure Package. The term “Disclosure Package” shall mean the (i) Pre-Pricing Prospectus as of the Applicable Time, (ii) the Pricing Term Sheet (as defined in Section 3(l) below), (iii) the issuer free writing prospectuses as defined in Rule 433 of the 1933 Act (each, an “Issuer Free Writing Prospectus”), if any, identified in Exhibit E(i) hereto and (iv) any other free writing prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package. As of the Applicable Time, the Disclosure Package did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(3) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus and the Prospectus (i) at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”) and (ii) when read together with the other information in the Disclosure Package, at the Applicable Time, and when read together with the other information in the Prospectus, at the date of the Prospectus and at the Closing Date or the applicable Option Closing Date, as the case may be, did not and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(4) Company Is Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933

Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act, and (iv) at the time this Agreement was executed and delivered by the parties thereto (the “Execution Time”) (with such date being used as the determination date for purposes of this clause (iv)), the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the 1933 Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 of the 1933 Act, that initially became effective within three years of the Execution Time; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act objecting to use of the automatic shelf registration statement form; and the Company has not otherwise ceased to be eligible to use the automatic shelf registration statement form.

(5) Company Not Ineligible Issuer. (i) At the earliest time after the filing of the Registration Statement relating to the Securities that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the 1933 Act and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405 of the 1933 Act).

(6) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, including but not limited to the Issuer Free Writing Prospectuses listed on Exhibit E hereto, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date of which the Company notified or notifies the Representatives, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus, including any document incorporated by reference therein that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(7) Distribution of Offering Material by the Company. The Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Underwriters’ distribution of the Securities, any offering material in connection with the offering and sale of the Securities other than the Pre-Pricing Prospectus, the Prospectus, any Issuer Free Writing Prospectus reviewed and consented to by the Representatives and included in Exhibit E hereto or the Registration Statement.

(8) Independent Accountants. The independent registered public accounting firm who audited the consolidated financial statements and schedule included in the Registration Statement, the Pre-Pricing Prospectus and the Prospectus are independent public accountants with respect to the Company as required by the 1933 Act and the 1933 Act Regulations.

(9) Financial Statements. The consolidated financial statements and schedule of the Company included in the Registration Statement, the Pre-Pricing Prospectus and the Prospectus, together with the related schedules and notes present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, comprehensive income, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries in conformity with U.S. generally accepted accounting principles (“GAAP”) at the respective dates and for the respective periods to which they apply. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved except for any normal year-end adjustments and except as described therein (including in the related notes thereto). The supporting schedules, if any, included in the Registration Statement present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement, the Pre-Pricing Prospectus and the Prospectus. In addition, any pro forma financial statements of the Company and its subsidiaries and the related notes thereto included in the Registration Statement, the Pre-Pricing Prospectus and the Prospectus present fairly the information shown therein, have been prepared in all material respects in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and in the opinion of the Company the assumptions used in the preparation thereof were reasonable at the time made and the adjustments used therein were based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made.

(10) No Material Adverse Change in Business. Except as otherwise disclosed in the Disclosure Package, subsequent to the respective dates as of which information is given in the Disclosure Package, neither the Company nor any of its subsidiaries, in the aggregate, has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, there has not been any: (i) material addition, or development involving a prospective material addition, to the Company’s or any of its subsidiaries’ liability for future policy benefits, policyholder account balances and other claims, other than in the ordinary course of business, (ii) material decrease in the surplus of the Company’s Insurance or Healthcare Subsidiaries (as defined in clause (24) below) or material change in the capital stock or other ownership interest of the Company or any of its subsidiaries or any material increase in the long-term debt of the Company and its subsidiaries, considered as a whole, or (iii) material adverse change, or development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, reserves, surplus, equity or results of operations (in each case considered either on a statutory accounting or GAAP basis, as applicable) of the Company and its subsidiaries considered as a whole (“Material Adverse Effect”).

(11) Incorporation and Good Standing of the Company and its Material Subsidiaries. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Indiana, with corporate power and corporate authority to own its properties and conduct its business as described in the Disclosure Package and the Prospectus; the Company has been duly qualified as a foreign corporation for the transaction of business, to the extent such concept is applicable, and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified and in good standing in any such jurisdiction; and each of the Material Subsidiaries (as defined below) has been duly organized and is validly existing as a corporation, limited liability company or partnership, as applicable, and, to the extent such concept is applicable, is in good standing under the laws of its jurisdiction of organization, with corporate power and corporate authority (or limited partnership or limited liability company power and authority, as applicable) to own its properties and conduct its business as described in the Disclosure Package and the Prospectus; and each Material Subsidiary is duly qualified to do business as a foreign corporation, limited liability company or partnership, as applicable, for the transaction of business and, to the extent such concept is applicable, is in good standing under the laws of each other jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification and good standing, or is subject to no material liability or disability by reason of the failure to be so qualified and in good standing in any such jurisdiction. For purposes of this Agreement, “Material Subsidiary” means, at any time any subsidiary which, together with its subsidiaries, has either assets or revenues from operations that exceed 10% of the combined assets or combined revenues from operations, respectively, of the Company and its subsidiaries taken as a whole.

(12) Capitalization. The Company has an authorized capitalization as set forth in the Disclosure Package and the Prospectus, and all of the issued shares of capital stock of each of the Company and its Material Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and, except as described in the Disclosure Package and the Prospectus, all of the shares of capital stock of the Material Subsidiaries are owned directly or indirectly by the Company free and clear of all liens, encumbrances, equities or claims.

(13) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(14) Authorization of Common Stock. The aggregate maximum number of shares of Common Stock issuable pursuant to the Purchase Contracts comprising a part of the Corporate Units (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the Prospectus) have been duly authorized and reserved for issuance and, when issued and delivered by the Company pursuant to the Purchase Contracts and Purchase Contract and Pledge Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable; and the issuance and sale of such shares of Common Stock to be sold by the Company will not be subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Company or any other person or entity.

(15) Purchase Contract and Pledge Agreement. The Purchase Contract and Pledge Agreement has been duly authorized and, on the Closing Date, will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by The Bank of New York Mellon Trust Company, N.A., will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally including court decisions interpreting such laws, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) the power of courts to award damages in lieu of equitable remedies, (iv) laws and public policy underlying such laws with respect to rights to indemnification and contribution and (v) constitutional bounds on laws that govern the enforceability of choice of law provisions in agreements (the “Enforceability Exceptions”); provided, however, that upon the occurrence of a Termination Event (as defined in the Purchase Contract and Pledge Agreement), Section 365(e)(1) of the United States Bankruptcy Code (11 U.S.C. Sections 101-1330, as amended) and Section 541 of the Bankruptcy Code should not substantively limit the provisions of the Purchase Contract and Pledge Agreement that require termination of the Purchase Contracts and release of the Collateral Agent’s security interest in the Notes (or the relevant beneficial ownership interest therein) or the Treasury Portfolio (as defined in the Purchase Contract and Pledge Agreement) or any Treasury securities comprising a part of a Treasury Unit; and the Purchase Contract and Pledge Agreement will conform in all material respects to the respective statements relating thereto contained in the Disclosure Package and the Prospectus.

(16) Securities. The Securities and the Purchase Contracts have been duly authorized by the Company and, in the case of the Initial Securities and the Purchase Contracts constituting part of the Initial Securities, on the Closing Date or, in the case of the Option Securities and the Purchase Contracts constituting part of the Option Securities, on any applicable Option Closing Date, will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by parties thereto other than the Company, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by the Enforceability Exceptions; and the Securities will conform in all material respects to the respective statements relating thereto contained in the Disclosure Package and the Prospectus.

(17) Description of Company Stock. The Common Stock, the authorized but unissued Preferred Stock and the Company’s articles of incorporation and by-laws conform in all material respects to the respective statements relating thereto contained in the Disclosure Package and the Prospectus and such statements conform to the rights set forth in the respective instruments and agreements defining the same.

(18) Remarketing Agreement. The form of the Remarketing Agreement attached as an exhibit to the Purchase Contract and Pledge Agreement has been duly authorized by the Company and, when a Remarketing Agreement is executed and delivered by the Company and assuming due authorization, execution and delivery by the Remarketing Agent, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions; and any Remarketing Agreement will conform in all material respects to the statements relating thereto contained in the Disclosure Package and the Prospectus.

(19) The Notes. The Notes are in the form contemplated by the Indenture and have been duly authorized by the Company and, when issued, authenticated and delivered pursuant to the Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by the Enforceability Exceptions, and be entitled to the benefits provided by the Indenture; and the Notes will conform in all material respects to the statements relating thereto contained in the Disclosure Package and the Prospectus.

(20) The Indenture. The Indenture has been duly authorized by the Company and, when executed and delivered by the Company and assuming due authorization, execution and delivery by the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions; and the Indenture will conform in all material respects to the statements relating thereto contained in the Disclosure Package and the Prospectus; and at the most recent effective date of the Registration Statement, the Indenture was duly qualified under the 1939 Act.

(21) Absence of Defaults and Conflicts. The issuance and sale of the Securities by the Company hereunder and the entry into and compliance by the Company with all of the provisions of the Securities, this Agreement and the Units Agreements, and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, license, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the articles of incorporation or by-laws or similar organizational documents of the Company or any of its subsidiaries or any statute or any order, rule or regulation of any court or insurance regulatory agency or other governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, in each case (other than a violation of the articles of incorporation or by-laws or similar organizational documents of the Company or any of its Material Subsidiaries) the effect of which individually or in the aggregate, would be to affect the validity of the Securities or their issuance, to affect adversely the consummation of the transactions contemplated by this Agreement or the Units Agreements, or to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the transactions contemplated by this Agreement and the Units Agreements, except such as have been, or will have been, prior to the Closing Date or each Option Closing Date (if any), obtained under the 1933 Act and the 1939 Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or

Blue Sky laws in connection with the purchase and distribution of the Securities by the Underwriters. Neither the Company nor any of its subsidiaries is (i) in violation of any of its articles of incorporation or by-laws or other organizational instruments, or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, license, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, (a) in the case of clause (i) with respect to the Company’s subsidiaries only, where such violation could not reasonably be expected to have a Material Adverse Effect, and (b) in the case of clause (ii), where such default could not reasonably be expected to have a Material Adverse Effect.

(22) Absence of Proceedings. Other than as described or contemplated in the Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is subject which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, to the knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(23) Accuracy of Exhibits. There are no franchises, contracts or documents which are required to be described in the Registration Statement, the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

(24) Possession of Licenses and Permits. Each of the Company’s subsidiaries that is required to be organized or licensed as an insurance, healthcare, HMO or health care management company or holding company in respect thereof in its jurisdiction of incorporation (each, an “Insurance or Healthcare Subsidiary”) is duly organized and licensed as such in its respective jurisdiction of incorporation and is duly licensed or authorized as such in each other jurisdiction where it is required to be so licensed or authorized to conduct its business, except where the failure to be so licensed or authorized could not reasonably be expected to have a Material Adverse Effect; except as otherwise described in the Disclosure Package and the Prospectus, each Insurance or Healthcare Subsidiary has all other approvals, orders, consents, authorizations, licenses, certificates, permits, registrations and qualifications of and from all insurance or healthcare related regulatory authorities and from the Blue Cross Blue Shield Association (“BCBSA”) to conduct its business (collectively, the “Approvals”), except where the failure to have such Approvals could not reasonably be expected to have a Material Adverse Effect; there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation that could reasonably be expected to lead to the revocation, termination or suspension of any such Approval, the revocation, termination or suspension of which would have, individually or in the aggregate, a Material Adverse Effect; each Insurance or Healthcare Subsidiary is in compliance in all material respects with all license agreements with BCBSA currently in effect (each, a “BCBS License”) that it is a party to; and, to the knowledge of the Company, no insurance or healthcare related regulatory agency or body has issued any order or decree impairing, restricting or prohibiting the payment of dividends by any Insurance or Healthcare Subsidiary to its parent, except as described in the Disclosure Package and the Prospectus.

(25) Absence of Further Requirements. (a) Each of the Company and each of its subsidiaries have made all filings, registrations and declarations with all insurance regulatory authorities, all Federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals and the BCBSA, necessary to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Disclosure Package and the Prospectus, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) each of the Company and each of its subsidiaries is in compliance with all applicable laws, rules, regulations, orders, by-laws and similar requirements, including in connection with registrations or memberships in self-regulatory organizations and the BCBSA, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of any event, inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any Approval or otherwise impose any limitation on the conduct of the business of the Company or any of its subsidiaries, which in either case could reasonably be expected to have a Material Adverse Effect, except as described in the Disclosure Package and the Prospectus.

(26) Sarbanes-Oxley Act. The Company is, to its knowledge, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 that are effective and the rules and regulations of the Commission that have been adopted and are effective thereunder.

(27) Title to Property. Each of the Company and each of its subsidiaries have good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that could not reasonably be expected to have a Material Adverse Effect.

(28) 1940 Act. Neither the Company nor any of its Material Subsidiaries is and, after giving effect to the offering and sale of the Securities, and the application of the proceeds of the sale of the Securities as described in the Disclosure Package and the Prospectus, will be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), and the rules and regulations thereunder.

(29) Absence of Registration Rights. There are no persons or entities with registration rights or other similar rights to have any securities (debt or equity) registered pursuant to the Registration Statement or included in the offering contemplated by this Agreement or otherwise registered for sale by the Company under the 1933 Act other than those rights that have been disclosed in the Registration Statement, Disclosure Package and the Prospectus.

(30) Listing. The Company intends to apply to list the Corporate Units on the New York Stock Exchange (the “NYSE”) and expects trading to commence within 30 days of the Closing Date.

(31) NYSE. The outstanding shares of Common Stock are listed on the NYSE. In addition, a number of shares of Common Stock equal to the aggregate maximum number of shares of Common Stock issuable pursuant to the Purchase Contracts comprising a part of the Corporate Units (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the Prospectus)), upon issuance, will be listed on the NYSE.

(32) Internal Controls and Procedures. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(33) No Material Weakness in Internal Controls. Except as disclosed in the Disclosure Package and the Prospectus, or in any document incorporated by reference therein, since the end of the Company’s most recent audited fiscal year (i) the Company has not become aware of any material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(34) Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(35) No Conflict with OFAC Laws. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(36) Foreign Corrupt Practices Act. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(37) Absence of Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Securities.

(b) Officers’ Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to any Underwriter or to counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby on the date of such certificate and, unless subsequently amended or supplemented, at each Representation Date subsequent thereto.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the Underwriters, severally and not jointly, the respective numbers of Initial Securities set forth in Exhibit A hereto, and each Underwriter, severally and not jointly, agrees to purchase the number of Initial Securities set forth opposite its name in Exhibit A hereto plus any additional number of Initial Securities that such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, subject to such adjustments among the Underwriters as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional Securities, in each case at a price of $49.15 per Security (the “Purchase Price”).

(b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase, within the 13-day period beginning on, and including, the Closing Date, up to the respective numbers of Option Securities set forth in Exhibit A hereto at a price per Security equal to the Purchase Price referred to in Section 2(a) hereof. The option hereby granted may be exercised only for the purpose of covering over-allotments that may be made in connection with the offering and distribution of the Initial Securities. The option hereby granted may be exercised in whole or in part from time to time upon notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (an “Option Closing Date”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option (unless postponed in accordance with the provisions of Section 10 hereof), nor in any event prior to the Closing Date. If the option is exercised as to all or any portion of the Option Securities, the Company will sell to the Underwriters, severally and not jointly, the respective number of Option Securities set forth in Exhibit A hereto (or, if applicable, the proportion thereof as set forth below), and each Underwriter, severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased that the number of Initial Securities set forth in Exhibit A hereto opposite the name of such Underwriter, plus any additional number of Initial Securities that such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, bears to the total number of Initial Securities, subject in each case to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of fractional shares.

(c) Payment. Payment of the purchase price for, and delivery of, the Initial Securities shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York City time) on May 12, 2015 (unless postponed in accordance with the provisions of Section 10 hereof), or such other time not later than five business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Date”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of, such Option Securities shall be made at the above-mentioned offices at 9:00 A.M. (New York City time), or at such other place as shall be agreed upon by the Representatives and the Company, on each Option Closing Date as specified in the notice from the Representatives to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, in each case against delivery to the Representatives for the respective accounts of the Underwriters of the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, that it has agreed to purchase. Credit Suisse, individually and not as the Representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Date or the relevant Option Closing Date, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

(d) Delivery of Securities. Delivery of the Initial Securities and any Option Securities, which will be represented by one or more definitive global securities in book-entry form, shall be made through the facilities of the Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct. The Initial Securities and any Option Securities to be so delivered will be in fully registered form in such authorized denominations as established pursuant to the Units Agreements.

SECTION 3. Covenants of the Company. The Company covenants with the Representatives and with each Underwriter participating in the offering of Securities as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b) will comply with the requirements of Rule 430B of the 1933 Act Regulations, and will promptly notify the Representatives, and confirm the notice in writing, of (i) the effectiveness of any post-effective amendment to the Registration Statement or the filing of any supplement or amendment to any preliminary prospectus or the Prospectus, (ii) the receipt of any comments from the Commission during the Prospectus Delivery Period (defined below), (iii) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to any preliminary prospectus or the Prospectus or for additional information, and (iv) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424 and will take such steps as it deems necessary to ascertain promptly whether any preliminary prospectus and the Prospectus transmitted for filing under Rule 424 was received for filing by the Commission and, in the event that it was not, it will promptly file such document. The Company will make every reasonable effort to prevent the issuance of any stop order and if any such stop order is issued, or any such suspension or loss occurs, to obtain the lifting thereof at the earliest possible moment.

(b) Filing of Amendments. During such period beginning on the date of this Agreement and ending on the later of the Closing Date or such date as, in the opinion of counsel for the Underwriters, the Prospectus is no longer required by law to be delivered in connection with sales of Securities by an Underwriter or dealer, including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the 1933 Act Regulations (the “Prospectus Delivery Period”), the Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement or any amendment, supplement or revision to the Disclosure Package or the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(c) Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The Registration Statement and each amendment thereto furnished to the Underwriters will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company will deliver to each Underwriter, without charge, as many copies of each preliminary prospectus and any amendments or supplements thereto as such Underwriter may reasonably request, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the Prospectus Delivery Period, such number of copies of the Pre-Pricing Prospectus, the Prospectus and any Issuer Free Writing Prospectus and any amendments or supplements to any of the foregoing as such Underwriter may reasonably request. The Pre-Pricing Prospectus and the Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the Disclosure Package and the Prospectus. If at any time during the Prospectus Delivery Period, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement in order that the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to amend or supplement the Disclosure Package or the Prospectus in order that the Disclosure Package or the Prospectus, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the Applicable Time or at the time it is delivered or conveyed to a purchaser, not misleading, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Disclosure Package or the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will (1) notify the Representatives of any such event, development or condition and (2) promptly prepare and file with the Commission, subject to Section 3(b) and 3(m) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the Disclosure Package or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters, without charge, such number of copies of such amendment or supplement as the Underwriters may reasonably request.

(f) Blue Sky Qualifications. The Company will use its reasonable best efforts, in cooperation with the Representatives and counsel to the Underwriters, to qualify the Securities for offering and sale under the applicable state securities or blue sky laws as the Representatives may reasonably designate and in such other jurisdictions as the Company and the Representatives may mutually agree and to maintain such qualifications in effect for so long as required for distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as required for the distribution of the Securities.

(g) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Disclosure Package and the Prospectus.

(h) Listing. The Company will use its reasonable best efforts to effect and maintain the listing of (i) the aggregate maximum number of shares of Common Stock issuable pursuant to the Purchase Contracts comprising a part of the Corporate Units (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the Prospectus)) and (ii) within 30 days of the Closing Date, the Securities.

(i) Restriction on Sale of Securities. (A) During the Lock-Up Period (as defined below), the Company will not, without the prior written consent of the Representatives, directly or indirectly, take any of the following actions with respect to any Securities, Purchase Contracts or shares of Common Stock or any securities convertible into or exercisable or exchangeable for Securities, Purchase Contracts or Common Stock of the Company (collectively, “Lock-Up Securities”): (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, Lock-Up Securities, or any securities convertible into or exercisable or exchangeable for Lock-Up Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities or (iii) file with the Commission a registration statement under the 1933 Act relating to any additional sales of Lock-Up Securities or securities convertible into or exercisable or exchangeable for, Lock-Up Securities, or publicly disclose the intention to effect any transaction described in this clause (iii) or clause (ii) above, whether any such transaction is to be settled by delivery of Lock-Up Securities or such other securities, in cash or otherwise. Notwithstanding the foregoing, the Company may, directly or indirectly, take any of the following actions without the prior written consent of the Representatives: (A) issue Lock-Up Securities to the Underwriters pursuant to this Agreement; (B) issue Lock-Up Securities in connection with any early settlement (as described in the Prospectus) (upon the occurrence of a “fundamental change” (as defined in the Prospectus) or otherwise) of a Purchase Contract underlying an Equity Unit by the holder thereof; (C) issue Lock-Up Securities issuable upon exercise of warrants or options outstanding on the date hereof; (D) purchase Lock-Up Securities pursuant to the Company’s publicly announced share repurchase program, including entering into any derivative transactions in connection therewith, or as described in the “Use of Proceeds” section of the Disclosure Package; (E) enter into ordinary course interest rate hedging transactions and total rate of return swaps, (F) issue, grant or vest Lock-Up Securities in the ordinary course of business or pursuant to equity incentive programs; (G) purchase or transfer Lock-Up Securities in the ordinary course of business under a trading plan pursuant to Rule 10b5-1 under the 1934 Act; or (H) file a registration statement with the Commission on Form S-8 in connection with the Company’s employee benefit plans and arrangements.

(j) Reporting Requirements. During the Prospectus Delivery Period, the Company shall file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(k) Pricing Term Sheet. The Company will prepare a pricing term sheet (the “Pricing Term Sheet”) containing certain final terms of the Securities, in substantially the form attached hereto as Exhibit B and otherwise in form and substance satisfactory to the Representative, and will file such term sheet pursuant to Rule 433(d) under the 1933 Act within the time required by such rule. Any such Pricing Term Sheet is an Issuer Free Writing Prospectus for purposes of this Agreement.

(l) Permitted Free Writing Prospectuses. The Company represents that it has not made, and agrees that, unless it obtains the prior written consent of the Representatives, it will not make, any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the 1933 Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 of the 1933 Act; provided that the prior written consent of the Representatives hereto shall be deemed to have been given in respect of any Issuer Free Writing Prospectuses included in Exhibit E hereto. Any such free writing prospectus consented to or deemed to be consented to by the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and (ii) has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 of the 1933 Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping. The Company consents to the use by any Underwriter of a free writing prospectus that (1) (a) is not an “issuer free writing prospectus” as defined in Rule 433, and (b) contains only (i) information describing the preliminary terms of the Securities or their offering or (ii) information that describes the final terms of the Securities or their offering and that is included in the Pricing Term Sheet of the Company contemplated in Section 3(k) or constitutes a “bona fide electronic road show” within the meaning of Rule 433(h)(5) of the 1933 Act Regulations relating to the offering of the Securities; provided that each Underwriter severally covenants with the Company not to take any action without the Company’s consent (which consent shall be confirmed in writing) that would result in the Company being required to file with the Commission under Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter

(m) Registration Statement Renewal Deadline. If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Securities, in a form satisfactory to the Representatives. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Securities, in a form satisfactory to the Representatives, and will use its best efforts to cause such registration statement to be declared effective within 60 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the expired registration statement relating to the Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

(n) Notice of Inability to Use Automatic Shelf Registration Statement Form. If at any time when Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Securities, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective and (iv) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(o) Filing Fees. The Company agrees to pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) of the 1933 Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act.

(p) Reservation of Shares. The Company will reserve and keep available at all times, free of preemptive rights, the aggregate maximum number of shares of Common Stock (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the Prospectus)) for the purpose of enabling the Company to satisfy any obligation to issue shares of Common Stock under the Purchase Contract and Pledge Agreement.

(q) Remarketing Agreement. On or prior to the date that is 20 days prior to the first day of the final remarketing period or, if applicable, no later than 20 days prior to the first day of the optional remarketing period, the Company will have entered into, and will use its commercially reasonable efforts to have the Purchase Contract Agent enter into, the Remarketing Agreement.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this

Agreement, any Agreement among Underwriters, the Indenture, the Purchase Contract and Pledge Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the Securities, any certificates for the Securities, as applicable, to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and expenses of the Company’s counsel, accountants and other advisors; (v) the fees and expenses (including fees and disbursements of counsel) of the Trustee, the Collateral Agent, the Purchase Contract Agent, the transfer agent and registrar for the Securities or any attorneys-in-fact, custodial agents or securities intermediaries in connection with the offer and sale of the Securities, (vi) the qualification of the Securities under state securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation, printing and delivery of the Blue Sky and Legal Investment Survey, and any amendment thereto, (vii) the printing and delivery to the Underwriters of copies of each Issuer Free Writing Prospectus, each preliminary prospectus and the Prospectus and any amendments or supplements thereto, (viii) the fees charged by nationally recognized statistical rating organizations for the rating of the Notes or the Securities, (ix) the fees and expenses incurred with respect to the listing of the Securities, if applicable, (x) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review, if any, by FINRA of the terms of the sale of the Securities, (x) the fees and expenses incurred in connection with the listing of the Common Stock issuable pursuant to the Purchase Contracts on the NYSE, and (xi) all expenses and application fees incurred in connection with the approval of the Securities for clearance, settlement and book entry transfer through DTC.

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(iii) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters. Except as provided in this Section 4, Section 5, Section 6, Section 7 and Section 9 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the Underwriters to purchase and pay for the Securities pursuant to this Agreement are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof and in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. The Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act and no proceedings for that purpose shall have been instituted or be pending or threatened by the Commission, any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters and the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act objecting to use of the automatic shelf registration statement form. The Pre-Pricing Prospectus and the Prospectus shall have been filed with the Commission in accordance with Rule 424(b)(1), (2), (3), (4) or (5), as applicable (or any required post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A).

(b) Opinion of Indiana Counsel for Company. On the Closing Date, the Representatives shall have received the favorable opinion, dated as of the Closing Date, of Faegre Baker Daniels LLP, Indiana Counsel of the Company, and Thomas C. Zielinski, General Counsel of the Company in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, which opinions shall together be to the effect set forth in Exhibit C hereto and to such further effect as counsel to the Underwriters may reasonably request

(c) Opinion of Counsel for Company. On the Closing Date, the Representatives shall have received the favorable opinion, dated as of the Closing Date, of Hogan Lovells US LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Exhibit D hereto and to such further effect as counsel to the Underwriters may reasonably request.

(d) Opinion of Counsel for Underwriters. On the Closing Date, the Representatives shall have received an opinion, dated as of the Closing Date, of Davis Polk & Wardwell LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, in form and substance reasonably satisfactory to the Underwriters.

(e) Officers’ Certificate. On the Closing Date, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Disclosure Package or the Prospectus, any Material Adverse Effect, and the Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial officer or chief accounting officer of the Company, dated as of the Closing Date, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 1(a) are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted, are pending or, to such officers’ knowledge, are threatened by the Commission.

(f) Accountant’s Comfort Letter. At the Execution Time, the Representatives shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Disclosure Package and the Prospectus.

(g) Bring-down Comfort Letter. On the Closing Date, the Representatives shall have received from Ernst & Young LLP a letter dated as of the Closing Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(f) hereof, except that the specified date referred to shall be a date not more than three business days prior to the Closing Date.

(h) No Material Adverse Effect or Ratings Agency Change. Since the Execution Time and prior to the Closing Date or any Option Closing Date, as the case may be: (i) there shall not have occurred any Material Adverse Effect that in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being delivered on the Closing Date or any Option Closing Date, as the case may be, on the terms and in the manner contemplated in the Disclosure Package and the Prospectus and (ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review with possible negative implications, in the rating accorded any debt securities of the Company or the financial strength or claims paying ability of the Company by any “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the 1934 Act as of the Closing Date or any Option Closing Date, as the case may be, the Notes shall have the ratings accorded by any “nationally recognized statistical rating organization”, if and as specified in the applicable Pricing Term Sheet, and the Company shall have delivered to the Representatives a letter, dated as of such date, from each such rating organization, or other evidence satisfactory to the Representatives, confirming that the Notes have such ratings.

(i) Conditions to Purchase of Option Securities. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities on any Option Closing Date that is after the Closing Date, the obligations of the several Underwriters to purchase the applicable Option Securities shall be subject to the conditions specified in the introductory paragraph of this Section 5 and to the further condition that, at the applicable Option Closing Date, the Representatives shall have received:

(1) Opinion of Indiana Counsel for Company. The favorable opinions of counsel for the Company named in Section 5(b) hereof, each in form and substance satisfactory to the Representatives and dated such Option Closing Date, relating to the Option Securities to be purchased on such Option Closing Date and otherwise to the same effect as the respective opinions required by Section 5(b) hereof.

(2) Opinion of Counsel for Company. The favorable opinions of counsel for the Company named in Section 5(c) hereof, each in form and substance satisfactory to the Representatives and dated such Option Closing Date, relating to the Option Securities to be purchased on such Option Closing Date and otherwise to the same effect as the respective opinions required by Section 5(c) hereof.

(3) Opinion of Counsel for Underwriters. The favorable letter of counsel for the Underwriters named in Section 5(d) hereof, in form and substance satisfactory to the Representatives and dated such Option Closing Date, relating to the Option Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof.

(4) Officers’ Certificate. A certificate, dated such Option Closing Date, to the effect set forth in, and signed on behalf of the Company by the officers specified in, Section 5(e) hereof.

(5) Bring-down Comfort Letter. A letter of Ernst & Young LLP, in form and substance satisfactory to the Representatives and dated such Option Closing Date, substantially in the same form and substance as the letters furnished to the Representatives pursuant to Section 5(g) hereof, except that the specified date in the letters furnished pursuant to this paragraph shall be a date not more than three business days prior to such Option Closing Date.

Notwithstanding the foregoing, references in such opinions, certificate and letters to (A) the Closing Date shall be changed to refer to such Option Closing Date and (B) references to the Registration Statement, any Issuer Free Writing Prospectus (other than any electronic road show) and the Prospectus subsequent to the Closing Date shall include any amendments or supplements thereto.

(j) No Objection. If the Registration Statement or an offering of Securities has been filed with FINRA for review, FINRA shall not have raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(k) Additional Documents. On the Closing Date and each Option Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(l) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on an Option Closing Date that is after the Closing Date, the obligations of the several Underwriters to purchase the relevant Option Securities on such Option Closing Date, may be terminated by the Representatives by notice to the Company at any time on or prior to the Closing Date or such Option Closing Date, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 4, 6, 7 and 13 hereof shall survive any such termination of this Agreement and remain in full force and effect.

(m) Exchange Listing. An application for the listing of a number of shares of Common Stock equal to the aggregate maximum number of shares of Common Stock issuable pursuant to the Purchase Contracts comprising a part of the Corporate Units (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the Prospectus)) shall have been approved by the NYSE, subject to official notice of issuance.

SECTION 6. Indemnification.

(a) Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, directors, officers, employees and agents, and each person, if any, who controls any Underwriter within the meaning of the 1933 Act and the 1934 Act against any loss, claim, damage, liability or expense, as incurred, to which such Underwriter or such controlling person may become subject, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430B under the 1933 Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, the Pre-Pricing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to reimburse each Underwriter, its officers, directors, employees, agents and each such controlling person for any legal or other expenses reasonably incurred by such Underwriter, or its affiliates, officers, directors, employees and agents or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Representatives expressly for use in the Registration Statement (or any amendment thereto), any Issuer Free Writing Prospectus, the Pre-Pricing Prospectus or the Prospectus (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 6(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification of the Company, Its Directors and Officers. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company or any such director, officer or controlling person may become subject, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, the Pre-Pricing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement (or any amendment thereto), any Issuer Free Writing Prospectus, the Pre-Pricing Prospectus or the Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Representatives expressly for use therein; and to reimburse the Company or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The indemnity agreement set forth in this Section 6(b) shall be in addition to any liabilities that each Underwriter may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party (i) shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any liability other than the indemnification obligation provided in paragraph (a) or (b) above.

(d) Settlements. The indemnifying party under this Section 6 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(a) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. In case any such action shall be brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

SECTION 7. Contribution. If the indemnification provided for in Section 6 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) of Section 6 in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 6(c), then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the total net proceeds from the offering (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth on the front cover page of the Prospectus, bear to the aggregate initial public offering price of such Securities as set forth on such cover. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial Securities set forth opposite their respective names in Exhibit A hereto and not joint.

The obligations of the Company under this Section 7 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of any Underwriter and each person, if any, who controls any Underwriter within the meaning of the 1933 Act and each broker-dealer affiliate of any Underwriter, and the obligations of the Underwriters under this Section 7 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the 1933 Act.

SECTION 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Company, and shall survive delivery of and payment for the Securities.

SECTION 9. Termination.

(a) Termination; General. Prior to the Closing Date or the relevant Option Closing Date, as the case may be, the Representatives may terminate this Agreement by notice given to the Company if at any time there shall have occurred any of the following: (i) a change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Representatives, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Securities, whether in the primary market or in respect of dealings in the secondary market; (ii) a suspension or material limitation in trading in securities generally on the NYSE; (iii) a suspension or material limitation in trading specifically in the Company’s securities on the NYSE; (iv) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (v) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, if the effect of any such event specified in this clause (v) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being delivered on the Closing Date or the relevant Option Closing Date, as the case may be, on the terms and in the manner contemplated in the Disclosure Package or the Prospectus.

(b) Liabilities. If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 4, 6, 7, 8 and 13 hereof shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If, on the Closing Date or an Option Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Securities that it or they have agreed to purchase under this Agreement, and the number of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase does not exceed 10% of the number of Securities to be purchased on such Closing Date or Option Closing Date, the other Underwriters shall be obligated, severally, in the proportions that the number of Securities set forth opposite their respective names on Exhibit A hereto bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Representatives with the consent of the non-defaulting Underwriters, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date. If, on the Closing Date or Option Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Securities and the number of Securities with respect to which such default occurs exceeds 10% of the number of Securities to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Securities are not made within 48 hours after such default, this Agreement or, with respect to any Option Closing Date that occurs after the Closing Date, the obligation of the Underwriters to purchase and of the Company to sell the Option Securities that were to have been purchased and sold on such Option Closing Date, shall terminate without liability of any party to any other party except that the provisions of Section 4, Section 6, Section 7, Section 8, Section 9 and Section 13 shall at all times be effective and shall survive such termination. In any such case either the Representatives or the Company shall have the right to postpone the Closing Date or Option Closing Date, but in no event for longer than seven days in order that the required changes, if any, to the Registration Statement and the Prospectus or any other documents or arrangements may be effected.

As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 10. Any action taken under this Section 10 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

SECTION 11. Notices. All notices and other communications hereunder shall be in writing, shall be effective only upon receipt and shall be mailed, delivered by hand or overnight courier, or transmitted by fax (with the receipt of such fax to be confirmed by telephone). Notices to the Underwriters shall be directed to the Representatives at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629, Attention: LCD-IBD and Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, NY 10036, Facsimile: (646) 855-3073, Attention: Syndicate Department, with a copy to Facsimile: (212) 230-8730, Attention: ECM Legal, and notices to the Company shall be directed to it at 120 Monument Circle, Indianapolis, Indiana 46204, Attention: General Counsel, with a copy to Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, D.C. 20004, Attention: Eve N. Howard.

SECTION 12. Parties. This Agreement shall inure to the benefit of and be binding upon the Company, the Representatives, the Underwriters and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 13. Governing Law and Time. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 14. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts hereof shall constitute a single instrument.

SECTION 16. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Time” means 4:30 p.m. (New York City time) on May 6, 2015 or such other time as agreed by the Company and the Representatives.

“FINRA” means the Financial Industry Regulatory Authority Inc. or the National Association of Securities Dealers, Inc., or both, as the context shall require.

“Lock-Up Period” means the period beginning on and including the date of this Agreement through and including the date that is the 60th day after the date of this Agreement.

“Pre-Pricing Prospectus” means the preliminary prospectus dated May 5, 2015 relating to the Securities in the form first furnished to the Underwriters for use in connection with the offering of the Securities, including the documents incorporated by reference therein pursuant to Item 12 of Form S-1 under the 1933 Act.

“Preferred Stock” means the Company’s preferred stock, without par value.

“preliminary prospectus” means any prospectus together with, if applicable, the accompanying prospectus supplement used in connection with the offering of the Securities that omitted the public offering price of the Securities or that was captioned “Subject to Completion,” together with the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act. The term “preliminary prospectus” includes, without limitation, the Pre-Pricing Prospectus.

“Registration Statement” means the Company’s registration statement on Form S–3 (Registration No. 333-200749), as amended, and the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S–3 under the 1933 Act and the Rule 430B Information; provided that any Rule 430B Information shall be deemed part of the Registration Statement only from and after the time specified pursuant to Rule 430B.

“Rule 163,” “Rule 164,” “Rule 172,” “Rule 173(d),” “Rule 401(g)(2),” “Rule 405,” “Rule 424(b)” “Rule 430B,” and “Rule 433” refer to such rules under the 1933 Act.

“Rule 430B Information” means the information included in any preliminary prospectus or the Prospectus or any amendment or supplement to any of the foregoing filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) that was omitted from the Registration Statement at the time it first became effective but is deemed to be part of and included in the Registration Statement pursuant to Rule 430B.

SECTION 17. No Advisory or Fiduciary Responsibility. The Company acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several Underwriters have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 18. Miscellaneous. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

[Signature Page Follows]

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the several Underwriters, or any of them, with respect to the subject matter hereof. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the several Underwriters with respect to any breach or alleged breach of agency or fiduciary duty.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement between the Representatives and the Company in accordance with its terms.

Very truly yours, ANTHEM, INC.

By	/s/ Wayne S. DeVeydt
	Name:	Wayne S. DeVeydt
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Underwriting Agreement (Corporate Units)]

CONFIRMED AND ACCEPTED, as of the date first above written: CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Michael Muntner
	Name:	Michael Muntner
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Brian Kinkead
	Name:	Brian Kinkead
	Title:	Vice Chairman

[Signature Page to Underwriting Agreement (Corporate Units)]

EXHIBIT A

Name of Underwriter	Number of Initial Securities	Number of Option Securities
Credit Suisse Securities (USA) LLC	12,925,000	825,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,937,500	187,500
Barclays Capital Inc.	646,250	41,250
Citigroup Global Markets Inc	646,250	41,250
Deutsche Bank Securities Inc	646,250	41,250
Goldman, Sachs & Co	646,250	41,250
J.P. Morgan Securities LLC	646,250	41,250
Fifth Third Securities, Inc	470,000	30,000
Morgan Stanley & Co. LLC	470,000	30,000
SunTrust Robinson Humphrey, Inc.	470,000	30,000
UBS Securities LLC	470,000	30,000
U.S. Bancorp Investments, Inc	470,000	30,000
Wells Fargo Securities, LLC	470,000	30,000
Mitsubishi UFJ Securities (USA), Inc	317,250	20,250
The Huntington Investment Company	317,250	20,250
Mizuho Securities USA Inc	317,250	20,250
PNC Capital Markets LLC	317,250	20,250
SMBC Nikko Securities America, Inc.	317,250	20,250
Total	23,500,000	1,500,000

A-1

EXHIBIT B

PRICING TERM SHEET

Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated April 29, 2015

Preliminary Prospectus Supplement dated May 5, 2015

Registration Statement File No. 333-200749

ANTHEM, INC.

Offering of:

23,500,000 Equity Units

(Initially Consisting of 23,500,000 Corporate Units)

(the “Offering”)

Pricing Term Sheet dated

May 6, 2015

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated May 5, 2015 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated April 29, 2015, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-200749). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement. The Company has increased the size of the Offering to 23,500,000 Equity Units (or 25,000,000 Equity Units if the underwriters’ over-allotment option is exercised in full). The final prospectus supplement relating to the Offering will reflect conforming changes relating to such increase in the size of the Offering.

Company	Anthem, Inc., an Indiana corporation

Company Stock Ticker	New York Stock Exchange “ANTM”

Pricing Date	May 6, 2015

Trade Date	May 7, 2015

Settlement Date	May 12, 2015

Closing Price of the Common Stock on May 6, 2015	$159.85 per share

Registration Format	SEC Registered

Title of Securities	Equity Units that will each have a stated amount of $50.00 and will initially be in the form of a Corporate Unit consisting of a purchase contract issued by the Company and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of 1.90% Remarketable Subordinated Notes due 2028 to be issued by the Company (each such note being referred to herein as an “RSN”)

Number of Equity Units Offered	23,500,000 (or 25,000,000 if the underwriters of the Offering exercise their over-allotment option to purchase up to 1,500,000 additional Corporate Units in full)

Aggregate Offering Amount	$1,175,000,000 (or $1,250,000,000 if the underwriters of the Offering exercise their over-allotment option in full)

Stated Amount per Equity Unit	$50.00

Corporate Unit Public Offering Price	$50.00 per Corporate Unit

$1,175,000,000 in aggregate (or $1,250,000,000 if the underwriters of the Offering exercise their over-allotment option in full)

Underwriting Discounts and Commissions	$0.85 per Corporate Unit

$19,975,000 in aggregate (or $21,250,000 if the underwriters of the Offering exercise their over-allotment option in full)

The underwriters of the Offering propose to offer the Corporate Units to dealers at the Corporate Unit Public Offering Price less a concession not in excess of $0.51 per Corporate Unit.

Use of Proceeds	The Company estimates that it will receive net proceeds of approximately $1,151.4 million (or approximately $1,225.1 million if the underwriters of the Offering exercise their over-allotment option in full) from the sale of Corporate Units in the Offering, after deducting the Underwriting Discounts and Commissions and estimated offering expenses. The Company intends to use the net proceeds for general corporate purposes, including, but not limited to, the repurchase of a portion of the Company’s outstanding 2.750% Senior Convertible Debentures due 2042, which accrue interest at a rate of 2.750% per year and mature on October 15, 2042. As of May 6, 2015, the Company has agreed to repurchase approximately $700.5 million aggregate principal amount of its 2.750% Senior Convertible Debentures due 2042.

Interest Rate on the RSNs	1.90% per year subject to the Company’s right to defer interest payments, as described in the Preliminary Prospectus Supplement and subject to modification in connection with a successful remarketing

Deferred Interest on the RSNs	Deferred interest on the RSNs will bear interest at the interest rate applicable to the RSNs, compounded on each interest payment date to, but excluding, the interest payment date on which such deferred interest is paid

Contract Adjustment Payment Rate	3.35% per year or $1.675 per year on the Stated Amount per Equity Unit subject to the Company’s right to defer contract adjustment payments, as described in the Preliminary Prospectus Supplement

Deferred Contract Adjustment Payments	Deferred contract adjustment payments will accrue additional contract adjustment payments at the rate equal to 5.25% per annum compounded on each contract adjustment payment date to, but excluding, the contract adjustment payment date on which such deferred contract adjustment payments are paid

Total Payment Rate on the Corporate Units	5.25% per annum

Floor Price	$143.8650 (subject to adjustment, as described in the Preliminary Prospectus Supplement), which is 90% of the Closing Price of the Common Stock on May 6, 2015

Threshold Appreciation Price	$207.8050 (subject to adjustment, as described in the Preliminary Prospectus Supplement), which represents appreciation of 30% over the Closing Price of the Common Stock on May 6, 2015

Minimum Settlement Rate	0.2406 shares of the Company’s common stock (subject to adjustment, as described in the Preliminary Prospectus Supplement), which is approximately equal to the $50.00 Stated Amount per Equity Unit, divided by the Threshold Appreciation Price

Maximum Settlement Rate	0.3475 shares of the Company’s common stock (subject to adjustment, as described in the Preliminary Prospectus Supplement), which is approximately equal to the $50.00 Stated Amount per Equity Unit, divided by the Floor Price

Purchase Contract Settlement Date	May 1, 2018 (or if such day is not a business day, the following business day)

RSN Maturity Date	May 1, 2028

Book-Running Managers	Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Co-Managers	Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Fifth Third Securities, Inc.

Morgan Stanley & Co. LLC

SunTrust Robinson Humphrey, Inc.

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Mitsubishi UFJ Securities (USA), Inc.

The Huntington Investment Company

Mizuho Securities USA Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Listing	The Company intends to apply to list the Corporate Units on the New York Stock Exchange under the symbol “ANTX” and expects trading to commence within 30 days of the date of initial issuance of the Corporate Units, although there is no guarantee that the Corporate Units will be approved for listing.

CUSIP for the Corporate Units	036752 202

ISIN for the Corporate Units	US0367522028

CUSIP for the Treasury Units	036752 301

ISIN for the Treasury Units	US0367523018

CUSIP for the RSNs	036752 AA1

ISIN for the RSNs	US036752AA10

Allocation of the Purchase Price	At the time of issuance, the fair market value of the applicable ownership interest in the RSNs will be $50 (or 100% of the issue price of a Corporate Unit) and the fair market value of each purchase contract will be $0 (or 0% of the issue price of a Corporate Unit).

Early Settlement	Subject to certain conditions described under “Description of the Purchase Contracts—Early Settlement” in the Preliminary Prospectus Supplement, a holder of Corporate Units or Treasury Units may settle the related purchase contracts at any time prior to 4:00 p.m., New York City time, on the second business day immediately preceding the Purchase Contract Settlement Date, other than during a blackout period (as described in the Preliminary Prospectus Supplement). An early settlement may be made only in integral multiples of 20 Corporate Units or 20 Treasury Units; however, if the Treasury portfolio has replaced the RSNs as a component of the Corporate Units following a successful optional remarketing, holders of Corporate Units may settle early only in integral multiples of 80,000 Corporate Units. If a purchase contract is settled early, the number of shares of common stock to be issued per purchase contract will be equal to the Minimum Settlement Rate (subject to adjustment, as described in the Preliminary Prospectus Supplement).

Early Settlement Upon a Fundamental Change	Subject to certain conditions described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” following a “fundamental change” (as defined in the Preliminary Prospectus Supplement) that occurs prior to the 20th business day preceding the Purchase Contract Settlement Date, each holder of a purchase contract will have the right to accelerate and settle the purchase contract early on the fundamental change early settlement date (as defined in the Preliminary Prospectus Supplement) at the settlement rate determined as if the applicable market value equaled the stock price (as defined in the Preliminary Prospectus Supplement), plus an additional make-whole amount of shares (such additional make-whole amount of shares being hereafter referred to as the “make-whole shares”). This right is referred to as the “fundamental change early settlement right.”

The number of make-whole shares per purchase contract applicable to a fundamental change early settlement will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” (as defined in the Preliminary Prospectus Supplement) for the fundamental change:

	Stock Price on Effective Date
Effective Date	$30.00	$50.00	$100.00	$120.00	$130.00	$140.00	$143.87	$145.00	$150.00	$160.00	$180.00	$200.00	$207.81	$215.00	$230.00	$250.00	$300.00	$350.00	$400.00	$450.00	$500.00
May 12, 2015	0.1788	0.1155	0.0258	0.0030	0.0000	0.0000	0.0000	0.0000	0.0000	0.0003	0.0210	0.0377	0.0435	0.0405	0.0351	0.0293	0.0201	0.0151	0.0121	0.0100	0.0085
May 1, 2016	0.1194	0.0739	0.0186	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0151	0.0308	0.0363	0.0331	0.0275	0.0218	0.0137	0.0100	0.0080	0.0067	0.0057
May 1, 2017	0.0617	0.0352	0.0129	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0090	0.0217	0.0266	0.0230	0.0171	0.0119	0.0064	0.0047	0.0039	0.0033	0.0028
May 1, 2018	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices set forth in the second row of the table above (i.e., the column headers) will be adjusted upon the occurrence of certain events requiring anti-dilution adjustments to the fixed settlement rates in a manner inversely proportional to the adjustments to the fixed settlement rates, as described in the Preliminary Prospectus Supplement.

The exact stock price and effective date applicable to a fundamental change may not be set forth on the table, in which case:

if	the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock prices and the earlier and later two effective dates based on a 365-day year, as applicable;

if	the stock price is in excess of $500.00 per share (subject to adjustment in the same manner as the stock prices set forth in the second row of the table, as described above), then the make-whole share amount will be zero; and

if	the stock price is less than $30.00 per share (subject to adjustment in the same manner as the stock prices set forth in the second row of the table, as described above) (the “minimum stock price”), then the make-whole share amount will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above in the first bullet, if the effective date is between two effective dates on the table.

Notwithstanding the foregoing, in no event will the settlement rate per purchase contract exceed 0.5263 shares of common stock, subject to adjustment in the same manner as the fixed settlement rates, as described in the Preliminary Prospectus Supplement.

Unless the Treasury portfolio has replaced the RSNs as a component of the Corporate Units as a result of a successful optional remarketing, holders of Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the RSNs as a component of Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 80,000 Corporate Units. A holder of Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Treasury Units.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-200749). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling Credit Suisse Securities (USA) LLC at 800-221-1037 or BofA Merrill Lynch at 866-500-5408.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

EXHIBIT E

ISSUER FREE WRITING PROSPECTUSES

(i)	Pricing Term Sheet containing certain final terms of the Securities, substantially in the form of Exhibit B hereto.

(ii)	Electronic Road Show

E-1